Exhibit 99.1

INTERNATIONAL FLAVORS & FRAGRANCES
RAISES QUARTERLY DIVIDEND

NEW YORK, N.Y., July 27, 2010 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that its Board of Directors authorized an increase in the Company’s quarterly cash dividend, raising it eight percent from $0.25 to $0.27. This marks the fifth increase in six years that the Board has raised the dividend. The increased quarterly dividend of $0.27 per share will be paid on October 6, 2010 to all IFF shareholders of record as of September 22, 2010.

“IFF prides itself on its track record of returning cash to shareholders. Over the last five years, we have returned over $1.2 billion through the combination of share repurchases and dividends,” said IFF Chairman and Chief Executive Officer Doug Tough. “Today’s announcement is further evidence of Management’s and the Board’s confidence in our long-term outlook.”

About IFF:

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Investor Contact:
Michael DeVeau
212-708-7164